Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
REPORTS RECORD QUARTERLY PROFIT

71 Percent Year-Over-Year Increase in Corporate Adjusted EBITDA
Company Expects Fourth Quarter Revenue Growth

Tulsa, Oklahoma, November 2, 2010:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported record results for the third quarter ended September 30, 2010.  Net income for the 2010 third quarter was $49.2 million, or $1.62 per diluted share, compared to net income of $30.1 million, or $1.29 per diluted share, for the comparable 2009 quarter.  Net income for the third quarter of 2010 included income of $0.13 per diluted share, compared to income of $0.15 per diluted share in last year’s third quarter, both of which related to increases in fair value of derivatives.

Non-GAAP net income for the 2010 third quarter was $45.8 million, or $1.51 per diluted share, compared to non-GAAP net income of $26.8 million, or $1.15 per diluted share, for the 2009 third quarter. Non-GAAP net income excludes the increase in fair value of derivatives and the non-cash charges related to the impairment of long-lived assets, net of related tax impact.  The Company noted that both its GAAP and non-GAAP pretax earnings were negatively impacted by $11.9 million of merger-related expenses incurred during the third quarter of 2010.  These merger-related expenses represent approximately $0.23 per diluted share for the third quarter of 2010.

The Company reported Corporate Adjusted EBITDA for the third quarter of 2010 of $81.8 million, compared to $54.7 million in the third quarter of 2009.  Excluding the $11.9 million of merger-related expenses incurred during the quarter, Corporate Adjusted EBITDA for the third quarter of 2010 was $93.7 million, an increase of 71 percent compared to the third quarter of 2009.  Reconciliations of non-GAAP to GAAP results are included in Tables 3 and 4.

“In spite of a slower than expected economic recovery and a reduction in car sale gains compared to the third quarter of 2009, the Company delivered its seventh consecutive quarter of year-over-year double-digit growth in Corporate Adjusted EBITDA.  This quarter is also the best quarterly performance in the Company’s sixty year history,” said President and Chief Executive Officer, Scott L. Thompson.  “Our employees continued to deliver customer service improvements,  while achieving record financial performance, both of which are key to achieving our overall goal of maximizing return on assets,” said Thompson.

For the quarter ended September 30, 2010, the Company’s total revenue was $443.5 million, as compared to $438.9 million for the comparable 2009 period.  Vehicle rental revenues were up 1.6 percent for the quarter, driven by a 1.4 percent increase in transaction days, and a 20 basis point improvement in revenue per day.  The increase in rental revenue was partially offset by a decline in vehicle leasing revenue resulting from the planned reduction in the Company’s licensee leasing program.  The average fleet for the third quarter of 2010 was up 1.7 percent on a year-over-year basis compared to the third quarter of 2009, while the ending fleet was down 50 basis points from the third quarter of 2009.

“We are extremely pleased with the results for the quarter, realizing increases in both transaction days and revenue per day, while continuing to decrease expenses across all areas of the Company.  In spite of a difficult year-over-year comparison resulting from a 12 percent improvement in revenue per day during the third quarter of 2009, we achieved a modest increase in revenue per day in the third quarter of 2010,” said Thompson.

Vehicle depreciation per unit for the third quarter of 2010 totaled $262 per month as the Company continued to benefit from the overall strength of the used vehicle market and previously announced changes to fleet planning and remarketing operations.  The Company noted that gains on sales of risk vehicles, a component of vehicle depreciation, totaled approximately $10 million in the third quarter of 2010, declining from $16.8 million in the third quarter of 2009.   Vehicle utilization was 84.0 percent compared to 84.2 percent in the third quarter of 2009.

Selling, general and administrative expenses (SG&A) in the third quarter of 2010 increased $4.6 million compared to the 2009 third quarter due to $11.9 million in merger-related expenses incurred during the quarter, partially offset by timing differences in certain compensation-related accruals.  Direct vehicle and operating expenses (DVO) in the third quarter of 2010 declined $9.2 million, or 4.3 percent, on higher revenues, compared to the third quarter of 2009.  As a percentage of revenues, operating expenses (both SG&A and DVO) totaled 59.4 percent in the third quarter of 2010, compared to 61.1 percent in the third quarter of 2009.  Excluding $11.9 million of merger-related expenses, as a percentage of revenues, operating expenses totaled 56.7 percent in the third quarter of 2010.

Interest expense, net of interest income, for the third quarter of 2010 declined $2.2 million on a year-over-year basis primarily as a result of approximately $260 million in net reduction in the debt outstanding for 2010 compared to 2009, partially offset by reduced interest income as the Company deployed the excess cash balances on hand in 2009 to reduce indebtedness, and to reinvest in the rental fleet.

Nine Month Results

For the nine months ended September 30, 2010, net income was $118.7 million, or $3.93 per diluted share, compared to net income of $33.6 million, or $1.47 per diluted share, for the comparable period in 2009.  Net income for the nine months ended September 30, 2010 included income of $0.41 per diluted share, compared to income of $0.53 per diluted share, for the nine months ended September 30, 2009, both of which related to increases in fair value of derivatives.

Non-GAAP net income for the nine months ended September 30, 2010 was $106.8 million, or $3.53 per diluted share, compared to non-GAAP net income of $21.9 million, or $0.96 per diluted share, for the same period in 2009.  Non-GAAP net income excludes the increase in fair value of derivatives and the non-cash charges related to the impairment of long-lived assets, net of related tax impact.  The Company noted that both its GAAP and non-GAAP pretax earnings for the nine months ended September 30, 2010 were negatively impacted by $20.4 million of merger-related expenses.  These merger-related expenses represent approximately $0.39 per diluted share for the nine months ended September 30, 2010.

The Company reported Corporate Adjusted EBITDA for the nine months ended September 30, 2010 of $205.5 million, compared to $73.2 million for the nine months ended September 30, 2009.  Excluding year-to-date merger-related expenses of $20.4 million, Corporate Adjusted EBITDA for the nine months ended September 30, 2010 was $225.9 million.  Reconciliations of non-GAAP to GAAP results are included in Tables 3 and 4.

Liquidity and Capital Resources

As of September 30, 2010, the Company had $519 million in cash and cash equivalents and an additional $290 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations.  The Company’s tangible net worth as of September 30, 2010 was $497 million.

As previously announced, during October, the Company completed a $450 million, 364-day variable funding note facility, which was completely undrawn upon issuance.  With the completion of this facility, the Company has added $950 million of new U.S. fleet financing during 2010, providing significant additional capacity to address future maturities of existing fleet debt.  The Company’s next scheduled fleet debt maturity is $600 million of medium-term notes that begin amortizing in December 2010.

2010 Outlook – Fourth Quarter Update

In addition to announcing results for the quarter, the Company provided additional guidance with respect to its fourth quarter outlook and reaffirmed its previously announced guidance for fleet costs for 2011.

The Company noted that it expects rental revenue for the fourth quarter of 2010 to increase 2 to 4 percent compared to the fourth quarter of 2009, primarily as a result of increased transaction days. The Company noted that gains from vehicle dispositions are expected to continue to decline in the fourth quarter, and as a result, the Company expects depreciation per unit per month to be within a range from $295 to $305 per unit per month during the fourth quarter of 2010.

Based on reported results and the current outlook for the fourth quarter, the Company reaffirmed that it expects Corporate Adjusted EBITDA, excluding merger-related expenses, to be within a range of $240 million to $260 million for the full year of 2010.   The Company’s 2009 Corporate Adjusted EBITDA was $99.4 million.

The Company reaffirmed its expected fleet cost for 2011 to be within a range of $300 to $310 per unit per month.

“We believe the Company is in the best competitive position in its history as a result of the significant growth in the Company’s liquidity and Corporate Adjusted EBITDA, combined with minimal corporate leverage, substantial tangible net worth, a diversified rental fleet, and a dedicated workforce,” said Thompson.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. third quarter 2010 earnings conference call will be held on Tuesday, November 2nd, at 8:00 a.m. (CDT).  Those interested in listening to the conference call live may access the call via web cast at the corporate web site, www.dtag.com, or by dialing 888-946-7608 (domestic) or 630-395-0278 (international) using the pass code “Dollar Thrifty”.  An audio replay of the conference call will be available through November 16, 2010, by calling 888-296-6941 (domestic) or 203-369-3026 (international).  The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of over 1,250 franchises in 81 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties that could materially affect future results include:

•
the impact on our results and liquidity if we become obligated to pay a termination fee to Hertz Global Holdings, Inc. (“Hertz”), which will depend on whether we complete a qualifying business combination transaction within 12 months of the October 1, 2010 termination date of our merger agreement with Hertz, and whether and the extent to which the relevant third party would bear all or any portion of that fee;

•
whether Avis Budget Group, Inc. (“Avis”) would obtain regulatory approval to engage in a business combination transaction with us and, if so, the conditions upon which such approval would be granted (including potential divestitures of assets or businesses of either company), whether we and Avis would reach agreement on the terms of such a transaction, whether our stockholders would approve the transaction and whether other conditions to consummation of the transaction would be satisfied or waived;

•
the risks to our business and prospects pending any future business combination transaction, diversion of management’s attention from day-to-day operations, a loss of key personnel, disruption of our operations, and the impact of pending or future litigation relating to any business combination transaction;

•
the risks to our business and growth prospects as a stand-alone company, in light of our dependence on future growth of the economy as a whole to achieve meaningful revenue growth in the key airport and local markets we serve, high barriers to entry in the insurance replacement market, and the impact of our limited financial resources on our ability to finance growth through acquisitions or to expand internationally;

•
the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial and credit markets and concerns about global economic prospects and the timing and strength of a recovery, and whether consumer confidence and spending levels will improve;

•	whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stimulate economic growth will be successful;
•	the impact of pricing and other actions by competitors, particularly as they increase fleet sizes in anticipation of seasonal activity;
•
our ability to manage our fleet mix to match demand and meet our target for vehicle depreciation costs, particularly in light of the significant increase in the level of risk vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used vehicle market;

•
the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used vehicle market on our vehicle cost, including the impact on our results of expected increases in our vehicle depreciation costs in 2011 based on our current expectations with respect to the used vehicle market, and our ability to reduce our fleet capacity as and when projected by our plans;

•	the timing and strength of a recovery in the U.S. automotive industry, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers;
•	the effectiveness of actions we take to manage costs and liquidity;
•	our ability to obtain cost-effective financing as needed (including replacement of asset-backed notes and other indebtedness as it comes due) without unduly restricting operational flexibility;
•
our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of any required amendments or waivers, such as potential reductions in lender commitments;

•
our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to any of the monoline insurers that provide credit support for our asset-backed financing structures, including Financial Guaranty Insurance Company, which has indicated that it has not satisfied the conditions for effectuating its surplus restoration plan as required by the New York State Insurance Department;

•
the potential for significant cash tax payments in 2011 and beyond as a result of the reduction in our fleet size, our use of bonus depreciation methods and the resulting impact of our inability to defer gains on the disposition of our vehicles under our like-kind exchange program;

•	airline travel patterns, including disruptions or reductions in air travel resulting from industry consolidation, capacity reductions, pricing actions or other events, such as airline bankruptcies;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;
•	access to reservation distribution channels;
•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
•
the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation; and

•	the impact of other events that can disrupt consumer travel, such as natural and man-made catastrophes, pandemics and actual and perceived threats or acts of terrorism.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Kindra Marts
Director – Investor Relations
(918) 669-2119

					Table 1
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	September 30,		Total revenues
	2010	2009	2010		2009
Revenues:
Vehicle rentals	$425,467	$418,665	95.9%		95.4%
Other	18,077	20,227	4.1%		4.6%
Total revenues	443,544	438,892	100.0%		100.0%

Costs and Expenses:
Direct vehicle and operating	204,207	213,412	46.0%		48.6%
Vehicle depreciation and lease charges, net	85,732	102,968	19.3%		23.5%
Selling, general and administrative	59,359	54,746	13.4%		12.5%
Interest expense, net	22,335	24,554	5.0%		5.6%
Long-lived asset impairment	703	383	0.2%		0.1%
Total costs and expenses	372,336	396,063	83.9%		90.3%

(Increase) decrease in fair value of derivatives	(6,464)	(5,569)	(1.4%	)	(1.3%	)

Income before income taxes	77,672	48,398	17.5%		11.0%

Income tax expense	28,507	18,304	6.4%		4.1%

Net income	$49,165	$30,094	11.1%		6.9%

Earnings per share:
Basic	$1.72	$1.38
Diluted	$1.62	$1.29

Weighted average number
of shares outstanding:
Basic	28,644,859	21,729,092
Diluted	30,319,476	23,255,110

					Table 1 (Continued)
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Nine months ended		As % of
	September 30,		Total revenues
	2010	2009	2010		2009
Revenues:
Vehicle rentals	$1,138,029	$1,143,172	95.8%		95.2%
Other	50,072	57,755	4.2%		4.8%
Total revenues	1,188,101	1,200,927	100.0%		100.0%

Costs and Expenses:
Direct vehicle and operating	577,430	590,102	48.6%		49.1%
Vehicle depreciation and lease charges, net	208,060	345,206	17.5%		28.7%
Selling, general and administrative	162,841	153,751	13.7%		12.8%
Interest expense, net	65,392	73,630	5.5%		6.2%
Long-lived asset impairment	942	644	0.1%		0.1%
Total costs and expenses	1,014,665	1,163,333	85.4%		96.9%

(Increase) decrease in fair value of derivatives	(21,338)	(20,023)	(1.8%	)	(1.7%	)

Income before income taxes	194,774	57,617	16.4%		4.8%

Income tax expense	76,054	24,059	6.4%		2.0%

Net income	$118,720	$33,558	10.0%		2.8%

Earnings per share: (a)
Basic	$4.15	$1.55
Diluted	$3.93	$1.47

Weighted average number
of shares outstanding:
Basic	28,592,794	21,592,137
Diluted	30,209,462	22,751,590

(a) The underlying diluted per share information is calculated from the weighted average common and common stock equivalents outstanding during each quarter, which may fluctuate based on quarterly income levels and market prices. Therefore, the sum of the quarters' per share information may not equal the total year amounts.

					Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended September 30, 2010		Nine months ended September 30, 2010
OPERATING DATA:

Vehicle Rental Data:

Average number of vehicles operated	108,042		103,781
% change from prior year	1.7%		(1.3%	)
Number of rental days	8,346,616		23,160,428
% change from prior year	1.4%		(2.0%	)
Vehicle utilization	84.0%		81.7%
Percentage points change from prior year	(0.2) p.p.		(0.6) p.p.
Average revenue per day	$50.97		$49.14
% change from prior year	0.2%		1.6%
Monthly average revenue per vehicle	$1,313		$1,218
% change from prior year	(0.1%	)	0.8%

Average depreciable fleet	109,129		104,749
% change from prior year	0.0%		(2.7%	)
Monthly average depreciation (net) per vehicle	$262		$221
% change from prior year	(16.8%	)	(37.9%	)

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$7		$21
Non-vehicle interest expense	2		7
Non-vehicle interest income	-		(1)
Non-vehicle capital expenditures	5		18
Cash paid for income taxes	5		66

			Table 2 (Continued)

Selected Balance Sheet Data
(In millions)

	September 30,		December 31,
	2010	2009	2009
	(unaudited)

Cash and cash equivalents (b)	$519	$306	$500
Restricted cash and investments	290	562	623
Revenue-earning vehicles, net	1,468	1,363	1,229

Vehicle debt	1,380	1,602	1,570
Non-vehicle debt (corporate debt)	151	158	158
Stockholders' equity	521	257	394

Tangible Net Worth Calculation
(In millions)

	September 30,		December 31,
	2010	2009	2009
	(unaudited)

Stockholders' equity	$521	$257	$394
Less: Intangible assets, net	(24)	(26)	(26)
Tangible net worth	$497	$231	$368

(b) Under the terms of a February 2009 amendment to the Senior Secured Credit Facilities, the Company is required to maintain a minimum cash balance of $100 million at all times; such minimum balance is included in cash and cash equivalents herein.

				Table 3
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Non-GAAP pretax income (loss), Non-GAAP net income (loss) and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of long-lived asset impairments, net of related tax impact (as applicable), from the reported GAAP measure and is further adjusted to exclude merger-related expenses. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments and merger-related expenses, the Company believes non-GAAP measures provide an important assessment of year-over-year operating results. See tables below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income per the income statement to non-GAAP pretax income:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)

Income before income taxes - as reported	$77,672	$48,398	$194,774	$57,617

(Increase) decrease in fair value of derivatives	(6,464)	(5,569)	(21,338)	(20,023)

Long-lived asset impairment	703	383	942	644

Pretax income - non-GAAP	$71,911	$43,212	$174,378	$38,238

Merger-related expenses	11,937	-	20,459	-

Non-GAAP pretax income, excluding merger-related expenses	$83,848	$43,212	$194,837	$38,238

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)

Net income - as reported	$49,165	$30,094	$118,720	$33,558

(Increase) decrease in fair value of derivatives, net of tax (c)	(3,791)	(3,467)	(12,513)	(11,967)

Long-lived asset impairment, net of tax (d)	429	174	575	288

Net income - non-GAAP	$45,803	$26,801	$106,782	$21,879

Merger-related expenses, net of tax (e)	6,956	-	11,921	-

Non-GAAP net income, excluding merger-related expenses	$52,759	$26,801	$118,703	$21,879

				Table 3 (Continued)

The following table reconciles reported GAAP diluted earnings per share ("EPS") to non-GAAP diluted EPS:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

EPS, diluted - as reported	$1.62	$1.29	$3.93	$1.47

EPS impact of (increase) decrease in fair value of derivatives, net of tax	(0.13)	(0.15)	(0.41)	(0.53)

EPS impact of long-lived asset impairment, net of tax	0.01	0.01	0.02	0.01

EPS, diluted - non-GAAP (f)	$1.51	$1.15	$3.53	$0.96

EPS impact of merger-related expenses, net of tax	0.23	-	0.39	-

Non-GAAP diluted EPS, excluding merger-related expenses (f)	$1.74	$1.15	$3.93	$0.96

(c)  The tax effect of the (increase) decrease in fair value of derivatives is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the derivative instruments which amounts are ($2,673,000) and ($2,102,000) for the three months ended September 30, 2010 and 2009, respectively, and ($8,825,000) and ($8,056,000) for the nine months ended September 30, 2010 and 2009, respectively.

(d) The tax effect of the long-lived asset impairment is calculated using the tax-deductible portion of the impairment and applying the entity-specific, U.S. federal and blended state tax rate which amount is $274,000 and $209,000 for the three months ended September 30, 2010 and 2009, respectively, and $367,000 and $356,000 for the nine months ended September 30, 2010 and 2009, respectively.

(e) Merger-related expenses include legal, litigation, advisory and other fees related to a potential merger transaction. The tax effect of the merger-related expenses is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the merger-related expenses which amounts are $4,981,000 and $8,538,000 for the three months and nine months ended September 30, 2010, respectively.

(f) Since each category of earnings per share is computed independently for each period, total per share amounts may not equal the sum of the respective categories.

				Table 4
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as recapped below. The Company believes Corporate Adjusted EBITDA is important as it provides investors with a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items, in addition to its relevance as a measure of operating performance.  The items excluded from Corporate Adjusted EBITDA but included in the calculation of the Company's reported net income are significant components of its consolidated statement of income, and must be considered in performing a comprehensive assessment of overall financial performance.  Corporate Adjusted EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, cash flow or liquidity. Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Reconciliation of Net Income to
Corporate Adjusted EBITDA

Net income - as reported	$49,165	$30,094	$118,720	$33,558

(Increase) decrease in fair value of derivatives	(6,464)	(5,569)	(21,338)	(20,023)
Non-vehicle interest expense	2,464	2,734	7,301	10,153
Income tax expense	28,507	18,304	76,054	24,059
Non-vehicle depreciation	4,782	4,887	15,108	15,058
Amortization	1,771	2,135	5,472	6,155
Non-cash stock incentives	842	1,712	3,254	3,618
Long-lived asset impairment	703	383	942	644
Other	-	3	(22)	(5)

Corporate Adjusted EBITDA	$81,770	$54,683	$205,491	$73,217

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$81,770	$54,683	$205,491	$73,217

Vehicle depreciation, net of gains/losses from disposal	85,723	102,935	208,018	344,743
Non-vehicle interest expense	(2,464)	(2,734)	(7,301)	(10,153)
Change in assets and liabilities, net of acquisitions, and other	19,130	10,484	(38,505)	17,075
Net cash provided by operating activities	$184,159	$165,368	$367,703	$424,882

Memo:
Net cash provided by (used in) investing activites	$(15,373)	$(40,339)	$(147,535)	$283,501
Net cash used in financing activities	$(19,655)	$(81,551)	$(201,565)	$(732,033)

			Table 4 (Continued)
	Full Year
	2010	2009
	(in millions)
Reconciliation of Pretax Income to	(forecasted)	(actual)
Corporate Adjusted EBITDA

Pretax income	$195 - $215	$81

(Increase) decrease in fair value of derivatives (2010 amount is YTD September 2010)	(21)	(29)
Non-vehicle interest expense	10	13
Non-vehicle depreciation	20	19
Amortization	7	8
Non-cash stock incentives	4	5
Long-lived asset impairment	1	2
Merger-related expenses (g)	24	-

Corporate Adjusted EBITDA, excluding merger-related expenses	$240 - $260	$99

(g) Merger-related expenses include legal, litigation, advisory and other fees related to a potential merger transaction.